UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A

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the Securities Exchange Act of 1934 (Amendment No. )

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Cross Border Resources, Inc.

(Name of Registrant as Specified In Its Charter)

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Cross Border Addresses Preliminary Filing of Possible Consent Solicitation

SAN ANTONIO, February 24, 2012 (PRNewswire) – Cross Border Resources, Inc. (OTCQX: XBOR) (“Cross Border” or the “Company”), a San Antonio-based oil and gas exploration and production company, today announced that on February 21, 2012, the Company was notified that Red Mountain Resources, Inc. (“Red Mountain”) filed preliminary proxy materials in connection with a potential consent solicitation.

The Board of Directors of Cross Border, consistent with its fiduciary duty and in consultation with its legal advisors, will meet to review and discuss this filing and will communicate with stockholders in due course. Stockholders are urged at this time not to take any action on the possible consent solicitation. Under the federal securities laws, no written consents may be solicited from you by Red Mountain before Red Mountain provides you with definitive consent solicitation materials.

The Company and certain of its directors and executive officers may be deemed to be participants in the solicitation of consent revocations from stockholders in connection with the potential consent solicitation by Red Mountain. The Company expects to file a preliminary consent revocation statement next week with the Securities and Exchange Commission (the “SEC”) in connection with the potential Red Mountain consent solicitation (the “Consent Revocation Statement”). Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s Form S-1 Registration Statement (Amendment No. 1) filed with the SEC on August 2, 2011.  This document is available free of charge at the SEC’s website at www.sec.gov.  Additional information regarding the interests of potential participants will be included in the Consent Revocation Statement and other relevant documents to be filed with the SEC in connection with the possible consent solicitation.

Promptly after filing its definitive Consent Revocation Statement with the SEC, the Company will mail the definitive Consent Revocation Statement and a form of consent revocation to each stockholder entitled to deliver a written consent in connection with the possible consent solicitation. WE URGE INVESTORS TO READ THE CONSENT REVOCATION STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain, free of charge, copies of the Consent Revocation Statement and any other documents filed by the Company with the SEC in connection with the possible consent solicitation at the SEC’s website at www.sec.gov.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

About Cross Border Resources

Cross Border Resources is an oil and gas exploration company, headquartered in San Antonio, Texas, focusing on non-operated opportunities with proven operators within the Permian Basin. Cross Border consists of over 800,000 gross (approximately 300,000 net) mineral and lease acres within the state of New Mexico targeting various emerging plays including the 1st & 2nd Bone Spring, and more conventional plays such as the Abo, Yeso, San Andres, as well as Wolfberry acreage located in West Texas. Cross Border Resources currently owns approximately 31,000 net acres within the Permian Basin.

Additional information about the Company is available on its website, www.xbres.com, and news updates are available via Twitter, @CrossBorderRes.

Forward-Looking Statements

This news release contains forward-looking statements that are not historical facts and are subject to risks and uncertainties. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined, and assumptions of management. Forward-looking statements are generally, but not always, identified by the words "expects", "plans", "anticipates", "believes", "intends", "estimates", "projects", "aims", "potential", "goal", "objective", "prospective", and similar expressions or that events or conditions "will", "would", "may", "can", "could" or "should" occur. Information concerning oil or natural gas reserve estimates may also be deemed to be forward-looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed.

Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include general economic and business conditions, misinterpretation of data, inaccurate estimates of oil and natural gas reserves, the uncertainty of the requirements demanded by environmental agencies, the Company's ability to raise financing for operations or access to cash, breach by parties with whom the Company has contracted, inability to maintain qualified employees or consultants because of compensation or other issues, competition for equipment, inability to obtain drilling permits, potential delays or obstacles in drilling operations and interpreting data, the likelihood that no commercial quantities of oil or gas are found or recoverable, and our ability to participate in the exploration of, and successful completion of development programs on all aforementioned prospects and leases. Additional information risks for the Company can be found in the Company's filings with the SEC.

Contacts:

Investor Relations Contact:
Jon Cunningham
RedChip Companies, Inc.
Tel: +1-800-733-2447, Ext. 107
jon@redchip.com
http://www.redchip.com

Company Contact:
Cross Border Resources, Inc.
Everett Willard "Will" Gray II
willg@xbres.com